Exhibit 99.1
For Release 6:30 a.m. Eastern Time, May 12, 2008
CUMULUS MEDIA INC. ANNOUNCES INVESTOR GROUP’S
TERMINATION OF MERGER AGREEMENT
     Atlanta, Georgia — May 12, 2008 — Cumulus Media Inc. (NASDAQ: CMLS) announced today that it has entered into an agreement with the investor group led by Lew Dickey, the Company’s Chairman, President and CEO, and an affiliate of Merrill Lynch Global Private Equity, to terminate the merger agreement entered into between the Company and the investor group on July 23, 2007.
     The members of the investor group informed the Company that, after exploring possible alternatives, they were unable to agree on terms on which they could proceed with the transaction.
     As a result of the termination of the merger agreement, and in accordance with its terms, the investor group has agreed to promptly pay the Company a termination fee of $15 million, and the terms of the previously announced amendment to the Company’s existing credit agreement will not take effect.
     Lew Dickey, Chairman, President and CEO of the Company, commented, “Our business remains fundamentally sound and we intend to continue to operate it aggressively and explore opportunities to create and deliver value for our shareholders.”
     The Company also announced that its board of directors intends to explore, in the very near term, the possible implementation of a new stock repurchase plan that would provide liquidity opportunities to stockholders. There can be no assurance, however, that the Company will implement such a plan.
     Cumulus Media Inc. is the second-largest radio company in the United States based on station count. Giving effect to the completion of all pending acquisitions, Cumulus, directly and through its investment in Cumulus Media Partners, will own or operate 339 radio stations in 65 U.S. media markets. Cumulus’s headquarters are in Atlanta, Georgia, and its web site is www.cumulus.com. Cumulus Media Inc. shares are traded on the NASDAQ Global Select Market under the symbol CMLS.
For additional information, contact:           Marty Gausvik, Cumulus Media Inc. (404) 949-0700.